SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims ("**Agreement**") is entered into by Garrett Gafke ("**Employee**") and Intellicheck, Inc. ("**Company**").

RECITALS

A. Employee's last date of employment with Company and Insperity PEO Services, L.P. (" **Insperity**") was May 16, 2023 ("**Separation Date**");

B. Employee and Company entered into an Employment Agreement, effective March 23, 2021 (the "**Employment Agreement**");

C. The Employee Agreement provides Company an option to provide certain severance as defined in the Employee Agreement and subject to certain terms and conditions, including executing and not revoking a release of claims;

D. Employee desires to receive the severance under the Employment Agreement; and

E. To ensure an orderly and mutually agreeable separation of employment, and to settle any and all claims and disputes between Employee and Company, Company hereby agrees to provide Employee with certain benefits on the condition that Employee executes, and does not revoke, this Agreement.

In consideration of the foregoing, which is incorporated herein by reference, the parties, intending to be legally bound, agree as follows:

1. **SEPARATION FROM COMPANY.** Employee represents that, up through the Separation Date, Employee has fully complied with all Employee's obligations to Company and given best efforts to cooperating with and assisting Company in relation to Employee's separation of employment and the transition of job duties and work responsibilities. Employee claims and will claim no further right to employment with Company beyond the Separation Date.

2. **EARNED PAYMENTS AND BENEFITS.** Employee has been paid in full and received all compensation and benefits Employee earned by virtue of employment with Company and Insperity, including any incentive payments. Company has issued payment of Employee's final wages and all earned but unused Vacation, if any, in compliance with applicable law. Employee may exercise whatever rights Employee may have under COBRA to continuation of medical benefits under Insperity's Group Health Plan at Employee's own expense. Employee's rights under any of Company's or Insperity's other benefit plans will be handled in accordance with the terms of the governing documents. Except as stated in this Agreement, or as required by law, all compensation and benefits ceased on the Separation Date. Employee acknowledges and agrees that California Labor Code § 206.5 is not applicable. That section provides in pertinent part as follows:

> *No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an event on wages to be earned, unless payment of such wages has been made.*

3. **ADDITIONAL CONSIDERATION.** In consideration of Employee's covenants and waiver and release under this Agreement, and subject to the conditions specified below, Company will provide Employee with the following consistent with the Employment Agreement (collectively, the "**EA Severance**"):

(a) Company will continue to pay Employee's base monthly salary (at the annual rate at the Separation Date) for one year, less applicable deductions and withholdings (each payment, a "**Severance Payment**"). The Severance Payments will be paid in accordance with Company's regular payroll schedule; and

(b) Employee may exercise whatever rights Employee may have under COBRA to continuation of medical, dental, and vision benefits under Insperity's group medical, dental, and vision plans after the Separation Date. Should Employee exercise such rights, and enroll in COBRA coverage, Company will reimburse the COBRA premiums paid by Employee for Employee and Employee's eligible dependents currently enrolled until such time as Employee becomes eligible for coverage under another employer's insurance plan or for a period of one year, whichever is shorter. Employee shall be solely responsible for the timely payment of all COBRA premiums thereafter.

The receipt of the EA Severance is conditioned upon this Agreement becoming effective, as defined below. Employee acknowledges and agrees that (a) neither Company nor Insperity is obligated to provide Employee with the consideration provided in this Section, except under this Agreement and the Employment Agreement, (b) the provision of the EA Severance satisfies all obligations to Employee under the Employee Agreement, (c) Company's obligations set forth in this Section provide adequate consideration for Employee's covenants, waiver, and release in this Agreement, and (d) Employee's entitlement to earn and retain the EA Severance is conditioned on Employee's full compliance with this Agreement and any other obligations of Employee, including without limitation the obligations in the Employment Agreement.

4. **WAIVER AND RELEASE.** On behalf of Employee and Employee's marital community, heirs, executors, administrators, and assigns, Employee hereby waives, releases, and discharges any and all claims against Company and all of the other Released Parties (as defined below), whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the execution of this Agreement ("**Released Claims**"). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys' fees), damages, causes of action, and disputes of any kind whatsoever. Employee understands and agrees that Released Claims include (but are not limited to) any and all claims for wages, incentives, reimbursements, employee benefits, and damages arising under:

(a) any federal, state, or local law, regulation, or constitution dealing with employment, benefits, or discrimination such as those laws or regulations concerning discrimination, harassment, retaliation, or other unlawful conduct on the basis of race (including traits historically associated with race, such as hair texture and protective hairstyles), color, creed, religion, age, sex, sexual orientation (including gender expression/identity),

pregnancy (including childbirth and related medical conditions), national origin, ancestry, citizenship, veteran status, military service or application for military service, marital or registered domestic partner status, disability or handicap, medical condition, genetic testing and information, HIV or AIDS status, possession of sickle cell or hemoglobin C trait, lawful use of lawful products, political affiliation, status as a domestic violence victim, testimony or assistance with hazardous chemicals proceedings or investigations, jury service, family, medical, and other protected leaves of absence, engaging in acts protected by public policy, National Guard service, background checks, criminal history, or any other characteristic protected by law, including claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers' Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the civil rights and employment laws applicable to Employee's country, state, county, or city of employment;

(b) any federal, state, or local law, regulation, or constitution relating to termination rights or benefits (including the Employee Retirement Income Security Act of 1974 ("**ERISA**"), the Worker Adjustment and Retraining Notification Act, and any state equivalent); and

(c) any other basis for legal or equitable relief whether based on express or implied contract (including the Employment Agreement and any incentive plan), tort, statute, constitution, common law, or other legal or equitable ground, including claims of tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, libel, slander, false imprisonment, and negligent or intentional inflection of emotional distress.

Employee not only releases and discharges the Released Parties from all claims Employee could make on Employee's own behalf or on behalf of others. but also those claims that any other person or organization could make on Employee's behalf, and Employee waives any right to recover any damage awards as a member of any class in a case alleging any claim against the Released Parties. For the purpose of this Agreement, the term "**Released Parties**" means Company, Insperity, their affiliates, parents, subsidiaries, joint ventures, and related companies and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, stockholders, members, managers, employees, agents, representatives, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.

Employee understands and agrees that the release in this Agreement extends to all known, unknown, suspected, unsuspected, past or present claims of every nature and kind whatsoever against the Released Parties. Employee understands that he may later discover claims or facts in addition to or different from those he now knows or believes to exist. Nevertheless, Employee fully and freely intends to waive any claim that might arise as a result of such additional or different claims or facts. Employee expressly waives all rights he would otherwise have under Section 1542 of the California Civil Code, which reads:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT

KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

By waiving all rights under Section 1542, Employee acknowledges that this release includes all claims, demands, or causes of action which he may have against the Released Parties with respect to the Released Claims that exist as of the Effective Date of this Agreement.

Employee and Company do not intend to release (and this Agreement does not release) any of the following: (a) claims for breach or enforcement of this Agreement, (b) claims that arise after execution of this Agreement (including claims challenging the validity of this Agreement under the Age Discrimination in Employment Act and/or the Older Workers' Benefit Protection Act of 1990), (c) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (d) workers' compensation or unemployment claims, or (e) any other claims Employee may not release as a matter of law under this Agreement.

5. **CHARGES; SETOFF; MISCELLANEOUS.** Employee represents and warrants that neither Employee nor anyone on Employee's behalf has filed any complaints, lawsuits, or other actions based on any Released Claim, except as listed below Employee's signature. If no complaints, lawsuits, or other actions are so listed, none have been filed. Nothing in this Agreement prohibits (or may be construed to prohibit) Employee from filing or prosecuting a charge or complaint with any Government Agency or participating in an investigation or proceeding conducted by any Government Agency in relation to such charge or complaint. For purposes of this Agreement, "**Government Agency**" means any employment-related agency or commission, securities regulatory agency or authority, or other federal, state, and local governmental agency or commission (such as the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission). Unless prohibited by law, Employee further understands and agrees: (a) Employee will not seek and is hereby waiving any claim for personal damages and/or other personal relief; (b) Employee will cause the withdrawal or dismissal with prejudice of any claim Employee has purported to waive in this Agreement; (c) if Employee is ever awarded or recovers any amount as to a claim Employee has purported to waive in this Agreement (other than under the Age Discrimination in Employment Act if Employee is lawfully allowed to pursue such a claim), Employee agrees that the amount of any award or recovery will be reduced by 90 percent of the amounts Employee was paid under this Agreement, with the setoff being appropriately adjusted for Employee's return of any such amounts; and (d) to the extent such a setoff is not effected, Employee promises to pay, or assign Employee's right to receive, the amount that should have been setoff to Company. Notwithstanding the foregoing, this Agreement does not limit Employee's ability to receive an award for information provided to the Securities and Exchange Commission or, if expressly authorized by law, another Government Agency. Employee represents and warrants that Employee is the sole owner of any and all Released Claims that Employee may have, and that Employee has not assigned transferred, or otherwise disposed of Employee's right or interest in any Released Claim. Nothing in this Agreement prohibits or impairs Employee or Company from complying with all applicable laws, nor will

this Agreement be construed to obligated either party to commit (or aid or abet in the commission of) any unlawful act.

6. **COMPANY PROPERTY.** Employee represents and warrants that Employee has returned to Company all Company property, including without limitation all files, memoranda, keys, credit cards, access cards, manuals, equipment (including laptop computers and cell phones), physical property, data, records, and other documents (including electronically recorded documents and data) that Employee received from the Released Parties or that generated in the course of employment with or service to Company. If Employee discovers that Employee possesses such property after the date of this Agreement, Employee will immediately return to Company such property and all copies of such property as recorded in any medium.

7. **CONFIDENTIALITY; NONDISPARAGEMENT.**

(a) Employee will hold in strictest confidence and will not use, disclose, or give to others, either directly or indirectly, any Confidential Information of Company or its owners or affiliates. "Confidential Information" means trade secrets and all other information about Company or relating to the business of Company that is not generally available to the public and is deemed proprietary or confidential by Company, whether recorded or merely remembered. Confidential Information includes, but is not limited to, programs, compensation information, identity of customers, sources of finance or suppliers, market surveys, business or marketing plans, prospective business interests, contract terms, licenses, strategic information, procedures, financial information, and personnel information. Employee represents and warrants that Employee has not disclosed or revealed, either directly or indirectly, or used in any way Confidential Information, except as authorized by Company.

(b) Employee agrees to keep the terms and conditions and consideration provided by this Agreement completely confidential, and has not and will not disclose such information to anyone other than Employee's spouse, legal counsel, and/or financial advisors, who will be informed of this confidentiality clause. Employee represents and warrants that Employee has complied in full with all provisions of this Section 7 since the time of receiving this Agreement.

(c) Employee agrees not to disparage Company or any of the other Released Parties. For purposes of this paragraph, the term "disparage" includes, without limitation, written or oral comments or statements (including through social media, Facebook, Twitter, Instagram, etc.) that may reasonably be expected to have an adverse effect in any manner on: (a) Company or the conduct of Company's business; or (b) the business or professional reputation of Company's directors, officers, employees, or shareholders.

(d) The obligations under this Section 7 are in addition to any obligations imposed under prior agreements, including the Employment Agreement, and under federal or state laws.

8. **PROTECTED RIGHTS; NOTICE OF IMMUNITY.** Nothing in this Agreement (including Section 7) is intended to or does restrict or impede Employee from (a) making disclosures as may be required or protected by law or legal process, including in connection with a

government investigation or proceeding by any Government Agency, (b) disclosing Employee's salary, wages, or other compensation paid to Employee while employed by Company, (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (d) otherwise exercising protected rights to the extent that such rights cannot be waived by private agreement, or from complying with any applicable law, regulation, or valid order of a court of competent jurisdiction or an authorized Government Agency, provided that Employee's compliance does not exceed the requirements of such law, regulation, or order. Additionally, nothing in this Agreement is intended to or will be interpreted to conflict with the Defend Trade Secrets Act or create liability for disclosures allowed under that Act. Employee is hereby notified of the following provisions of 18 U.S.C. § 1833(b):

(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. —An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.

9. **CONSIDERATION AND REVOCATION PERIOD.** Following delivery of this Agreement, Employee has 21 days to consider this Agreement, after which time the offer of this Agreement will expire and may no longer be accepted. Employee may accept this Agreement before the expiration of the 21-day consideration period, and, if Employee does so, by Employee's signature, Employee expressly acknowledges that Employee has knowingly and voluntarily chosen to sign this Agreement before the expiration of the 21-day consideration period. Employee agrees that subsequent changes to the consideration offered under this Agreement, if any, will not restart the running of the consideration period. If the 21-day consideration period expires before the Separation Date, Employee cannot sign this Agreement until the day immediately following the Separation Date and the offer of this Agreement will not expire before that day. Employee is hereby advised to review this Agreement with Employee's attorney before signing this Agreement. To accept, Employee must execute and deliver the Agreement to Company's CFO, Jeff Ishmael, by email to jishmael@intellicheck.com with the signed original to follow immediately via certified or regular U.S. Mail to ATTN: Jeff Ishmael, 200 Broadhollow Rd., Suite 207, Melville, NY 11747. Employee has a period of seven calendar days after delivering the executed Agreement to Company to revoke acceptance of the Agreement. To revoke, Employee must deliver a notice revoking Employee's acceptance to the CFO, Jeff Ishmael, in a manner described above, before the revocation period has expired. This Agreement will become effective upon the eighth day after delivery of this executed Agreement by Employee to Company, provided that Employee has not timely revoked this Agreement ("**Effective Date**").

10. **ENTIRE AGREEMENT; AMENDMENT; CONSTRUCTION.** This Agreement constitutes the entire understanding between Company, and Employee as relates to the subject matter of this Agreement and supersedes all other representations or agreements pertaining to such subject matter. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Employee's existing obligations to Company or under other agreements between Employee and Company that survive the termination of Employee's employment (including the Employment Agreement and all Employee's obligations to protect the confidentiality of information of Company and to assign intellectual property rights to Company or otherwise protect Company's intellectual property and/or business interests), which remain in full force and effect. The Released Parties are considered third party beneficiaries under this Agreement. Nothing in this Agreement reflects any admission of liability by Company, Employee, or any of the Released Parties. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by Employee and an authorized Company representative. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means that preserves the original appearance of a document will have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original. The headings in this Agreement are for reference purposes only, are not part of this Agreement, and will not affect in any way the construction of, or be taken into consideration in interpreting, this Agreement. The words "include," "including," and similar terms used in the Agreement will be construed as if followed by the words "without limitation."

11. **SEVERABILITY.** Section 4 of this Agreement is integral to its purpose and may not be severed from this Agreement. If any other provision of this Agreement or compliance by any of the parties with any other provision of this Agreement is found to be unlawful or unenforceable, such provision will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Agreement and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Agreement are put into question, all terms will be interpreted in a manner that would make them consistent with current law.

12. **CHOICE OF LAW; ATTORNEYS' FEES.** This Agreement will be governed by and interpreted under the laws of the state of California, excluding its choice of law rules. In the event of litigation arising out of this Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys' fees, except with regard to a claim by Employee challenging the validity of this Agreement in connection with a claim under the Age Discrimination in Employment Act.

13. **KNOWING AND VOLUNTARY AGREEMENT. Employee warrants and represents that:**

    (a) Employee has carefully read this Agreement and finds that it is written in a manner that Employee understands;

(b) Employee knows the contents of this Agreement;

(c) Employee is and has been advised to consult with Employee's personal attorney before signing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;

(d) Employee understands that this Agreement is waiving any potential claims under the Age Discrimination in Employment Act and other discrimination statutes (except as provided in this Agreement);

(e) Employee has been advised that Employee is not barred from filing or prosecuting a charge with any Government Agency with respect to any such claims or from participating in an investigation or proceeding conducted by any Government Agency;

(f) Employee has had at least 21 days to review and analyze this Agreement and has been given seven days to revoke acceptance;

(g) Employee did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement;

(h) Employee may not return this Agreement until the day after the Separation Date;

(i) Employee understands the Agreement's final and binding effect; and

(j) Employee has signed the Agreement as Employee's free and voluntary act.

GARRETT GAFKE

____

Date 5/23/23

INTELLICHECK, INC.

By Jeffrey Ishmael
DocuSigned by:

Its Chief Financial Officer

5/25/2023

Date

Lawsuits, complaints, or charges (Section 5) are *[include name, cause number and court or agency]*: